Exhibit 99.1
FIRST AMENDMENT TO EMPLOYMENT AGREEMENT
     THIS FIRST AMENDMENT TO THE EMPLOYMENT AGREEMENT entered into as of May 23, 2005 (the “Agreement”) by and between Commercial Metals Company, a Delaware corporation (the “Employer”), and Murray R. McClean (the “Executive”) is made this 1st day of September, 2006.
RECITALS:
     WHEREAS, the Employer and the Executive entered into the Agreement as of May 23, 2005; and
     WHEREAS, the Employer and the Executive wish to amend the Agreement in recognition of Executive’s promotion to the position of Chief Executive Officer of the Employer effective September 1, 2006; and
     WHEREAS, the Executive desires to be employed by the Employer as Chief Executive Officer in addition to continuing in his position as President while relinquishing the position of Chief Operating Officer, pursuant to the terms and conditions of the Agreement as hereby amended.
     NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Employer and Executive agree to amend the Agreement as follows:
     Sections 1. Purpose, 4. Duties and Responsibilities and 5.(a) Salary are hereby omitted in their entirety and the following revised Sections 1., 4., and 5.(a) substituted therefore:
     1. Purpose. The purpose of this Agreement is to formalize the terms and conditions of Executive’s employment with Employer as President and Chief Executive Officer. This Agreement cannot be amended except by a writing signed by both Parties.
     4. Duties and Responsibilities. Upon execution of this Agreement, Executive shall diligently render his services to Employer as President and Chief Executive Officer in accordance with Employer’s directives, and shall use his best efforts and good faith in accomplishing such directives. Executive shall report to the Board of Directors of the Company. Executive agrees to devote his full-time efforts, abilities, and attention (defined to mean not normally less than forty (40) hours/week) to the business of Employer, and shall not engage in any activities which will interfere with such efforts.
     5. (a) Salary. Executive shall receive an annual base salary of Six hundred thousand dollars ($600,000.00) during the term of this Agreement. This salary may be increased at the sole discretion of the Compensation Committee of Employer’s Board of Directors, but cannot be decreased without Executive’s written consent.
     Furthermore all references to the Agreement to the term “Discretionary Bonus” shall be changed to “Bonus” and all references to the “Employer’s Board of Directors” or “Board of Directors” shall be changed to the “Compensation Committee of the Board of Directors”.
     Except to the extent specifically amended as provided herein, the Agreement is in all respects ratified and confirmed, and all the terms, conditions and provisions thereof shall be and remain in full force and effect for any and all purposes. From and after the date of this First Amendment, any and all references to the Agreement shall refer to the Agreement as hereby amended.

     IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed as of the date first above written.

/s/ Murray R. McClean

MURRAY R. McCLEAN

COMMERCIAL METALS COMPANY

BY:	/s/ Robert R. Womack
ROBERT R. WOMACK
Chairman of the Compensation Committee of the Board of Directors

BY:	/s/ Stanley A. Rabin
STANLEY A. RABIN
Chairman of the Board of Directors